EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Trust of our report dated January 23, 2026, relating to the financial statements and financial highlights of Goldman Sachs Financial Square Government Fund, which appears in the Fund’s Annual Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 11, 2026